CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
SPATIALIGHT, INC.

Under Section 805 of the Business Corporation Law

Article 1. The name of the corporation is Spatialight, Inc., originally filed as Sayett Acquisition Company, Inc. (the “Corporation”).

Article 2. The Certificate of Incorporation of the Corporation was filed by the Department of State on September 27, 1989.

Article 3. The Certificate of Incorporation is amended to change each fifty (50) existing shares of the Corporation’s common stock into one (1) share of the Corporation’s common stock and to increase the number of shares that the Corporation is authorized to issue after such combination to 15,000,000 shares of common stock, $.01 par value per share. To effect the foregoing (a) the 97,646,782 shares of common stock, $.01 par value, that are presently issued are changed into 1,952,936 shares of common stock, $.01 par value, at the rate of 50:1, (b) the 2,353,218 shares of common stock, $.01 par value, that are presently authorized and unissued are changed into 47,064 shares of common stock, $.01 par value, at the rate of 50:1, and (c) the number of authorized common shares, $.01 par value, is increased to add an additional 13,000,000 shares.

Article 4. To accomplish the foregoing amendment, paragraph 4 of the Certificate of Incorporation is amended to read as follows in its entirety:

The aggregate number of shares which the Corporation shall have authority to issue is Fifteen Million (15,000,000) shares of one class only, which shares are of the par value of one cent ($.01) per share.

Article 5. The capital of the corporation is decreased by $850,000 from $1,000,000 to $150,000 as a result of the foregoing amendment. The change is effected through the change of the 100,000,000 presently authorized shares of Common Stock, $.01 par value, into 2,000,000 shares of Common Stock, $.01 par value, at the rate of 50:1 and the authorization for the Corporation to issue up to 15,000,000 shares of Common Stock, $.01 par value after such change.

Article 6. This Amendment was authorized by the Board of Directors pursuant to the Certificate of Incorporation followed by the vote of holders of a majority of the common stock outstanding and entitled to vote at a meeting of shareholders.

IN WITNESS WHEREOF, the undersigned does hereby affirm that the statements made herein are true under the penalties of perjury this 3rd day of August, 2007.

By: /s/ David F. Hakala
David F. Hakala,
Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
SPATIALIGHT, INC.

Under Section 805 of the Business Corporation Law

Filed by:
Franklin, Cardwell & Jones
1001 McKinney
18th Floor
Houston, Texas 77002